EXHIBIT 99.1

WORLD AIRWAYS AND ITS
FLIGHT ATTENDANTS REACH TENTATIVE AGREEMENT

Peachtree City, GA – July 25, 2003 – World Airways (NASDAQ:WLDA) today announced that last night its flight attendants, represented by the International Brotherhood of Teamsters (Local 210), and the Company reached a tentative agreement to extend the flight attendant collective bargaining agreement.

The Company’s flight attendants are subject to a collective bargaining agreement that became amendable July 1, 2000, and both sides have worked diligently over the last three years to reach a new agreement. The National Mediation Board has provided mediation assistance for more than one year.

The new amendable date for the agreement will be August 31, 2006, subject to ratification by the World Airways’ flight attendants. Ratification is expected by August 31, 2003.

Hollis Harris, chairman and chief executive officer of World Airways, said, “This agreement reflects a great deal of effort on the part of the flight attendants and the Company, and it is positive for both parties. We are pleased with the outcome, and we now can put this behind us and focus on continuing to build a strong and successful company.”

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]

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